  Exhibit 10.36
STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into effective as of March 2, 2020, among American Medical REIT Inc., a Maryland corporation (the “Company”) and its initial stockholders AMRE Asset Management, Inc., a Nevada corporation, AMRE TENNESSEE, LLC, a Delaware limited liability company, and LIQUIDVALUE ASSET MANAGEMENT PTE LTD., (individually, a “Stockholder” and collectively, the “Stockholders”).

PRELIMINARY STATEMENTS

A.
The Company issued 1000 shares of its common stock, par value $0.01 per share (the “Common Stock” or “Stock”) to AMRE Asset Management, Inc. on or about November 10, 2019; and

B.
On March 2, 2020, AMRE Asset Management, Inc. transferred 35 of such shares to LiquidValue Asset Management Pte., Ltd and 35 of such shares to AMRE Tennessee, LLC; and

C.
As of March 2, 2020, each Stockholder owns shares of the Company’s Common Stock in such amounts as are set forth hereto:

AMRE Asset Management, Inc. (“AAMI”): 930

LiquidValue Asset Management Pte Ltd. (“LVAM”): 35

AMRE Tennessee, LLC (“AMRE Tennessee”): 35

D           The Stockholders and the Company desire to enter into this Agreement for the purpose of regulating certain aspects of the relationship between the Stockholders as stockholders of the Company and to provide for certain rights and obligations with respect thereto as hereinafter provided.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

FOUNDING STOCKHOLDERs’ EQUITY PARTICIPATION

1.1 The Founding Stockholders are LVAM and AMRE Tennessee (collectively, the “Founding Stockholders”). The Founding Stockholders shall be entitled to participate in any Equity Raise. An Equity Raise is the Company commitment to issue any Equity Security of the Company. “Equity Security” means any Company stock (common or preferred), membership interests, units, operating partnership units, performance units, options, restricted stock, warrants, company appreciation rights, interests in “phantom” stock plans, restricted stock, contingent stock, profit interests, voting securities, stock appreciation rights or equivalents, and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to acquire such Equity Security.

1.2 Upon the issuance of any Equity Security of the Company, the Founding Stockholders shall be issued the same Equity Security in the Founders Amount.

1.3 The Founders Amount is an aggregate 7% (seven percent) of the Equity Security committed to be issued by the Company, to be split between the Founding Stockholders in half.

1.4 The Founding Stockholders may elect to receive the issued equity security in the form of Operating Partnership Units or, if available and permitted by law, Long-Term Incentive Plan Units.

1.5 The Founding Stockholders may distribute the Equity Security received in an Equity Raise to other persons and holders at its discretion in compliance with existing law. Recipients of the Equity Security shall be listed as the holder of such Equity Security on the Company’s shareholder register for such Equity Security, and the holder shall have the full rights and benefits, including dividend rights, that come with ownership of such Equity Security. AMRE Tennessee allocations of the Equity Security shall be subject to approval by the Board of the Company.

(a) AMRE Tennessee Restrictions. Notwithstanding the language herein at Section 1.5, recipients of the Equity Security allocated to AMRE Tennessee as part of the Founders Amount shall not be permitted to sell any such Equity Security for a period of three (3) years after the approval of such allocation.

(b) AMRE Tennessee Forfeiture. Should any recipient of the Equity Security allocated from the Founders Amount allocated to AMRE Tennessee be separated from employment from the Company, other than an assignment to an affiliate or successor to the Company, prior to the third year of the issuance of the Equity Security to recipient, the Equity Security awarded to the recipient shall be forfeited and returned to AMRE Tennessee for reallocation. Terminations of employment by the Company without cause, or due to Changes in Control of the Company, or due to disability or due to hardship (disability and hardship shall be determined by the Board of the Company) shall not result in forfeiture of the Equity Security. Upon the expiration of three years from the date of issuance, the Equity Securities awarded from the Founders Amount shall not be subject to forfeit. “Change in Control” shall mean: the acquisition, either directly or indirectly, of more than 50% of either (i) the then outstanding shares of Company Common Stock, taking into account as outstanding for this purpose such shares of common stock issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such Common Stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or (iii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any person or entity that is not a subsidiary of the Company; provided, however, that an initial public offering of the Company’s Common Stock shall not constitute a Change in Control.

(c)  LVAM. The Founders Amount allocated to LVAM shall not be subject to a three year selling restriction period and shall not be subject to forfeit.

ARTICLE II

ADDITIONAL COVENANTS AND AGREEMENTS

2.1 Agreement regarding Corporate Opportunities. Each Stockholder hereby agrees that notwithstanding anything expressed or implied herein to the contrary, LVAM and its affiliates, owners, officers, directors, and employees may engage in or possess interests in other business ventures of any kind and description (including but not limited to business ventures including the development, management or sale of real estate), independently or with others, for their own accounts; the fact that LVAM and its affiliates, owners, officers, directors, and employees may avail itself of any opportunities, either by itself or with other persons, and not offer such opportunities to the Company, shall not subject LVAM and its affiliates, owners, officers, directors, and employees to liability to the Company or to any Stockholder on account of a lost Company opportunity; and no Stockholder shall have any right by virtue of this Agreement in or to any such opportunities described above or to the income or profits derived therefrom, and the pursuit of such opportunities, even though competitive with the Company, shall not be deemed wrongful or improper or in violation of this Agreement. All parties hereto agree to execute and deliver such waiver, or to adopt such policies and procedures, to the fullest extent of the applicable law, as may be necessary to effectuate the intent hereof.

2.2 Stockholder Representations and Warranties. Each Stockholder represents and warrants to the Company and agrees and acknowledges, that:

(a) The execution, delivery and performance of this Agreement by such Stockholder do not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Stockholder is a party or any judgment, order or decree to which such Stockholder is subject.

(b) Such Stockholder has no and shall not grant any proxy or become party to any voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement.

(c) If such Stockholder is a corporation, partnership, limited company, limited liability company, trust, custodianship, estate or other entity, it has taken all action necessary for the authorization, execution, delivery and performance of this Agreement. If such Stockholder is an individual, the Stockholder has the legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

(d) If such Stockholder is a corporation, partnership, limited company, limited liability company, trust, custodianship, estate or other entity, this Agreement has been duly executed by a duly authorized person on its behalf. If such Stockholder is an individual, this Agreement has been duly executed and delivered by the Stockholder. This Agreement constitutes the legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights generally and by the availability of injunctive relief, specific performance and other equitable remedies).

ARTICLE III

CONFIDENTIALITY

3.1 Confidentiality.

(a) Non-Disclosure. In connection with each Stockholder’s rights hereunder, the Company and its advisors and agents may make available to such Stockholder certain information that is non-public, confidential or proprietary in nature (the “Confidential Information”). Each Stockholder agrees to keep the Confidential Information confidential and will not disclose the Confidential Information to any third party without the Company’s prior written consent. Each Stockholder recognizes and acknowledges the value and confidential nature of the Confidential Information and the damage that could result to the Company if any information contained therein is disclosed to a third party. The Confidential Information will be used by such Stockholder solely as necessary for provision of such Stockholder’s rights hereunder. Stockholder further agrees to reimburse, indemnify and hold harmless the Company and its employees, affiliates, officers, directors, managers, partners, agents, advisors and representatives (collectively, “Company Representatives”) from any damage, loss or expense incurred as a result of the use of the Confidential Information by such Stockholder or other recipients contrary to the terms of this Agreement. Nothing in this Section III shall prohibit any Stockholder from disclosing any Confidential Information to authorities or regulators in compliance with any law or regulation the Stockholder is subject to.

(b) Confidential Information. Confidential Information includes: (i) information transferred or transmitted in writing, orally, visually, electronically or by any other means, whether prior to, on or after the date hereof; (ii) information provided to the Stockholder by third parties under circumstances where such Stockholder has an obligation not to disclose that information; and (iii) any memoranda, reports, analyses, extracts or notes such Stockholder produces that are based on, reflect or contain any of the Confidential Information (the items referred to in this clause (iii) collectively referred to as “Notes”). Confidential Information does not include any information that: (A) becomes generally available to the public other than as a result of a disclosure by the Stockholder in violation of this Agreement; (B) was in such Stockholder’s possession prior to the disclosure of the Confidential Information pursuant to this Agreement, provided that such Stockholder did not know, or have reason to believe, after reasonable investigation, that such source was subject to an obligation not to disclose such information; and/or (C) becomes available to such Stockholder on a non-confidential basis from a source other than the Company or any Company Representative; provided that such Stockholder did not know, or have reason to believe, after reasonable investigation, that such source was subject to an obligation not to disclose such information.

(c) Required Disclosure. If a Stockholder is requested to disclose any Confidential Information (including, but not limited to, any Notes) in connection with any legal or administrative proceeding or investigation, such Stockholder will notify the Company immediately in writing of the existence, terms and circumstances surrounding such a request so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or take steps to resist or narrow the scope of the disclosure sought by such request. The Stockholder agrees to assist the Company in seeking a protective order or other remedy, if requested by the Company. If a protective order or other remedy is not obtained and, in the written opinion of Stockholder’s counsel, disclosure is required, such Stockholder may make such disclosure without liability under this Agreement, provided that such Stockholder furnishes only that portion of the Confidential Information that is legally required to be disclosed, the Stockholder gives the Company notice of the information to be disclosed as far in advance of its disclosure as practicable and the Stockholder uses its best efforts to ensure that confidential treatment will be accorded to all such disclosed information.

3.2 Return of Confidential Information. Promptly after sale or other Transfer of all of a Stockholder’s Stock (except to a successor entity with a substantially similar ownership) such Stockholder will promptly delete all Confidential Information from any computer and backup storage system in which the Confidential Information has been stored and will turn over to the Company: (a) all documents and other materials (including without limitation all copies or reproductions of such documents or materials, tapes, floppy disks, backup copies and other forms of electronic storage media) that constitute, contain or are derived from the Confidential Information and (b) all other documents, Notes and other materials connected with or arising out of the Stockholder’s ownership, and no copy thereof will be retained by such Stockholder. The Stockholder will deliver to the Company a certificate that such Stockholder has complied with the requirements of this Section 3.2. Notwithstanding the return, deletion or destruction of the Confidential Information, the Stockholder will continue to be bound by the obligations of confidentiality and other obligations under this Article III.

3.3 Remedies. Each Stockholder acknowledges and agrees that the Company would be damaged irreparably if any provision of this Article III were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Company will be entitled to equitable relief, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Article III and to enforce specifically this Article III and its provisions in addition to any other remedy to which the Company may be entitled, at law or in equity.

3.4 Permitted Disclosures. Each Stockholder shall be allowed to disclose Confidential Information to its agents and advisors as is proper, with the understanding that they shall keep the information confidential as set forth herein.

ARTICLE IV

GENERAL PROVISIONS

4.1 Remedies. In any action to enforce this Agreement or to seek damages on account of any breach hereof, the prevailing party shall be entitled to reimbursement for its costs of collection (including reasonable attorneys’ fees and expenses). No remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

4.2 Waiver. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or any further breach of the provision so waived.

4.3 Notices. All notices and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, by facsimile, e-mail, overnight courier or by certified mail (return receipt requested) and addressed, to

LiquidValue Asset Management Pte Ltd.
7 Temasek Boulevard #29-01B
Suntec Tower One
Singapore 038987
or

AMRE Tennessee, LLC
8547 E. Arapahoe Road, #J453
Greenwood Village, CO 80112
Attn: Conn Flanigan
Conn.Flanigan@newrevgc.com
or

AMRE Asset Management Inc.
7 Temasek Boulevard #29-01B
Suntec Tower One
Singapore 038987

Any notice under this Agreement shall be deemed to have been given, (a) if delivered in person or sent by confirmed facsimile or overnight courier, one (1) business day following delivery to recipient, facsimile transmission, e-mail transmission or delivery to the courier (as the case may be) or (b) if mailed, three (3) business days following deposit in the U.S. mail.

4.4 Termination. This Agreement will terminate (a) upon the dissolution and winding up of the Company or (b) on the date as of which the parties hereto terminate this Agreement by unanimous written consent.

4.5 Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal owner of the Stock subject to this Agreement and that no other person or entity has any interest in such shares.

4.6 Entire Agreement. This Agreement contains the entire agreement, and supersedes all prior agreements and understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

4.7 Amendments and Modifications. Any amendment, modification or change to this Agreement must be approved by written consent of (a) the Stockholders who are a party hereto, or any successor to the Stockholders and (b) the Company; provided that the Company may, without the consent of any of the Stockholders, amend this Agreement at any time or from time to time: (i) to cure any ambiguity, to correct or supplement any provisions herein that may be inconsistent with any other provision herein or to add other provisions with respect to matters arising under this Agreement that will not be inconsistent with the provisions of this Agreement,

(ii) to amend this Agreement to reflect any action that the Company is authorized to take under the Agreement if such action requires amendment of this Agreement, or (iii) to delete or add any provision to this Agreement required to be so deleted or added by any federal or state agency deemed to be for the benefit or protection of the Stockholders; provided, further, however, that (A) any amendment that enlarges or adversely affects the obligations of any Stockholder, including requiring any additional capital contribution, assessment or payment by such Stockholder, shall require the written consent of each Stockholder so affected; (B) no amendment shall adversely discriminate against a Stockholder as opposed to other Stockholders without written consent of such adversely affected Stockholder; and (C) no amendment shall be adopted by the Company that adversely affects the limited liability of any Stockholder.

4.8 Binding Effect; Benefits. No Stockholder may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Stockholder. Any purported transfer in violation of any provision of this Agreement will be void and ineffectual and will not operate to transfer any interest or title to the purported transferee. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

4.9 No Third-Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person or entity will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise, and none of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of any of the Stockholders or of the Company.

4.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

4.11 Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provisions of this Agreement.

4.12 No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any Person.

4.13 Interpretation. As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. Terms defined in the current tense shall have a comparable meaning when used in the past or future tense and vice versa. Terms defined as a noun shall have a comparable meaning when used as an adjective, adverb or verb and vice versa. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deeded to limit the range of possibilities to those items specifically enumerated. Unless otherwise limited, the words “hereof,” herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision.

4.14 Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page.

4.15 Governing Law. This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Maryland applicable to agreements made and to the performance wholly within that jurisdiction.

4.16                      Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, will be settled by arbitration in Washington, DC, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any decision made pursuant to such arbitration will be binding on the parties and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

4.17                      Necessary Approvals. All parties hereto hereby acknowledge and agree that the effectiveness of this Agreement is subject to approval by the Board of Directors of Singapore eDevelopment, Ltd, a Singapore limited company and the parent company of LVAM. Should such approval not be granted within twenty (20) calendar days of the date hereof, this Agreement shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:
AMRE ASSET MANAGEMENT, INC.	LIQUIDVALUE ASSET MANAGEMENT PTE LTD.
By: Name: Title:	By: Name: Title:

AMRE TENNESSEE, LLC
By:
Name:
Title:

COMPANY:

AMERICAN MEDICAL REIT INC.
By:
Name:
Title: